Exhibit 10.1
MUTUAL TERMINATION AGREEMENT
This Mutual Termination Agreement (this “Agreement”) is entered as of October 29, 2009, between Amicus Therapeutics, Inc., a Delaware corporation (“Amicus”), and Shire Pharmaceuticals Ireland Ltd., a corporation organized under the laws of Ireland (“Shire”).
W I T N E S S E T H:
WHEREAS, Shire and Amicus entered into that certain License and Collaboration Agreement (the “Original Agreement”) dated as of November 7, 2007; and
WHEREAS, Shire and Amicus have determined that it is in their respective best interests to terminate the Original Agreement effective immediately rather than upon the one hundred eighty (180) days’ notice provided under such Section 15.3.1 of the Original Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the Parties hereto agree as follows:
1. Termination of Original Agreement. Effective as of the date hereof, the Original Agreement shall be terminated in its entirety, including that Sections 15.5 and 15.6 shall be of no further force or effect, except that Sections 14.1-14.4 (and all definitions in the Original Agreement that give meaning to the capitalized terms in such Sections) shall survive such termination. Except for the obligations set forth under this Agreement and the survival of the obligations under the Original Agreement set forth above, all obligations between Shire and Amicus as defined in the Original Agreement are terminated as of the date of this Agreement.
2. Termination of Licenses. Effective as of the date hereof, the licenses granted by Amicus to Shire under the Original Agreement shall be terminated and of no further force or effect.
3. Termination Payment. Shire shall pay to Amicus Five Million One Hundred and Ninety-Seven Thousand Four Hundred and Twenty-Five Dollars ($5,197,425.00) within ten (10) Business Days after the date hereof in full and fair settlement of all development cost sharing obligations through the date of this Agreement and any and all other liabilities or obligations that Shire may have under the Original Agreement. Without limiting the foregoing, Amicus acknowledges that it shall not be entitled to any further payment or reimbursement of costs or expenses from Shire under the Original Agreement.
4. Data, Regulatory Filings, and Regulatory Correspondence. Within thirty (30) days after the date hereof, Shire shall disclose (to the extent Shire has not already disclosed to Amicus) all data and regulatory correspondence in Shire’s or its Affiliates’ possession or Control with respect to the Licensed Products Developed under the Original Agreement. Amicus shall be perpetually and irrevocably free to use, disclose and sublicense, on a fully paid-up, royalty free basis such data and regulatory correspondence to Develop, Commercialize, Manufacture and otherwise exploit the Licensed Products, or other products containing a Compound in Amicus’s sole discretion. Shire shall assign and transfer, or cause to be assigned and transferred, to Amicus all Regulatory Filings solely for the Licensed Products, including without limitation all orphan drug designations currently held by Shire related to all Licensed Products (the “Orphan Drug Designations”), and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, including with out limitation the Orphan Drug Designations, to Amicus. In each case, unless otherwise prohibited by any applicable Laws, the foregoing assignment shall be made within thirty (30) days after the date hereof.

5. Press Release. On or shortly after the effective date of this Agreement, each Party shall have the right to release a press release announcing (or incorporating an announcement of) this Agreement and the termination of the relationship of the Parties. The parties will share the contents of such releases that relate to the termination sufficiently in advance of the announcement to permit comment, and each party shall make reasonable efforts to accommodate such comments.
6. Representations and Warranties of Amicus. Amicus represents and warrants to Shire as follows:
a. Organization. Amicus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
b. Authorization. The execution, delivery and performance by Amicus of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.
c. Binding Agreement. This Agreement is a legal, valid and binding obligation of Amicus enforceable against it in accordance with its terms.
7. Representations and Warranties of Shire. Shire hereby represents and warrants to Amicus as follows:
a. Organization. Shire is a corporation duly organized, validly existing and in good standing under the laws of Ireland.
b. Authorization. The execution, delivery and performance by Shire of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.
c. Intellectual Property. Shire has not (i) granted any sublicences to any one or more of its Affiliates or Third Parties in connection with the Compounds or the Licensed Products, (ii) made or developed any Shire Inventions in connection with its activities under the Original Agreement or the Licensed Products, and (iii) filed any patent applications directly related to the Licensed Compounds.

d. Binding Agreement. This Agreement is a legal, valid and binding obligation of Shire enforceable against it in accordance with its terms.
8. Miscellaneous.
a. Definitions. Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the meanings ascribed to them in the Original Agreement.
b. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.
c. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone), postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Amicus:	Amicus Therapeutics, Inc.
6 Cedar Brook Drive
Cranbury, NJ 08512
Fax: (609) 662-2001
Attention: John F. Crowley CEO & President
With a copy to: General Counsel at the same address.

If to Shire:	Shire Pharmaceuticals Ireland Ltd.
5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland
Fax: 00 353 1 429 7701
Attention: Legal Department
d. Applicable Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.
e. Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral communications, agreements or discussions with respect to the subject matter hereof including, without limitation, the Original Agreement. This Agreement may be amended or modified only by a writing signed by each of the Parties.

f. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
g. Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
h. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties, by their duly authorized officers, has executed this Agreement as of the date first written above.

SHIRE PHARMACEUTICALS IRELAND LTD.

By:	/s/ GRAHAM HETHERINGTON

Name: Graham Hetherington
Title: Director

AMICUS THERAPEUTICS, INC.

By:	/s/ JOHN F. CROWLEY

Name: John F. Crowley
Title: President and CEO

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